Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 6th day of April, 2021, by and between BRE-BMR 38 SIDNEY LLC, a Delaware limited liability company (“Landlord”) (as successor in interest to Thirty-Eight Sidney Street LLC, which was  successor-in-interest to Thirty-Eight Sidney Street Limited Partnership), and BLUEPRINT MEDICINES CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of February 12, 2015, as amended by that certain First Amendment to Lease dated as of January 26, 2018 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 38 Sidney Street, Cambridge, Massachusetts 02139 (the “Building”);
B.WHEREAS, Landlord and Tenant desire to make certain amendments to the Existing Lease; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Sublease Profits. The fourth sentence of the fourth paragraph of Section 6.8 of the Existing Lease is hereby amended by deleting the clause “fifty percent (50%) of any amounts the Tenant receives” and replacing it with the clause “one hundred percent (100%) of any amounts the Tenant receives.”
3.Extension Option.
(a)	The first sentence of the first paragraph of Section 2.6 of the Existing Lease is hereby deleted in its entirety and replaced with the following: “Provided that there has been no Event of Default which is uncured and continuing on the part of the Tenant, the Tenant shall have the right to extend the Term hereof for one (1) period of five (5) years (the “Extension Term”) on the following terms and conditions:”
(b)	The first sentence of clause (a) of Section 2.6 is hereby amended by deleting “at least twelve (12) months prior” and replacing it with “at least ten (10) months prior.”

4.Insurance.  Tenant’s insurance requirements in the Existing Lease shall be amended by the requirements set forth in Exhibit A attached hereto. In the event of any conflict, the provisions of Exhibit A shall govern.
5.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than CBRE (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord and its affiliates, employees, agents and contractors, and any lender, mortgagee, ground lessor or beneficiary, for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.
6.No Default.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
7.Notices.  Notwithstanding anything in the Lease to the contrary, any notice, consent, demand, invoice, statement or other communication required or permitted to be given under the Lease shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in (a) or (b), provided that, for purposes of this clause (c), if delivery utilizing one of the other methods described in clauses (a) or (b) is not reasonably practicable due to External Causes (as defined in the Existing Lease), then such requirement shall be waived for deliveries by email transmission so long as either the receiving party responds to the sending party confirming receipt of the applicable email transmission, or the sending party receives other electronic confirmation that the email transmission was received and read by the receiving party, such as a “read receipt” notice.  Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c).  Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Blueprint Medicines Corporation

45 Sidney Street

Cambridge, MA 02139

Attn: Legal Department

Email:  legal@blueprintmedicines.com

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With a copy to:

Blueprint Medicines Corporation

45 Sidney Street

Cambridge, MA 02139

Attn: Michael Landsittel, Chief Financial Officer

Email:  MLandsittel@blueprintmedicines.com

Landlord confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Landlord pursuant to the Lease should be sent to:

BRE-BMR 38 Sidney LLC

4570 Executive Drive, Suite 400

San Diego, CA 92121

Attn: Legal Review

Email: legalreview@biomedrealty.com

8.Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
9.Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
10.Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
11.Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
12.Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same

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document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

BRE-BMR 38 SIDNEY LLC,

a Delaware limited liability company

By:/s/Colleen O’Connor

Name:Colleen O’Connor

Title:Vice President, East Coast and U.K. Markets

TENANT:

BLUEPRINT MEDICINES CORPORATION,

a Delaware corporation

By:/s/ Michael Landsittel

Name:Michael Landsittel

Title:Chief Financial Officer

EXHIBIT A

TENANT INSURANCE

1.1       Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

(a)     Commercial General Liability insurance on an occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $5,000,000 for bodily injury and property damage per occurrence, $5,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance; provided that such coverage is at least as broad as the primary coverages required herein.

(b)       Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto on behalf of Tenant or invited by Tenant (including those hired, rented, leased, borrowed or non-owned). Coverage shall be on an occurrence coverage form in an amount not less than $1,000,000 combined single limit per accident for bodily injury and property damage. Such coverage shall apply to all vehicles and persons, whether accessing the property with active or passive consent.

(c)     Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises and Tenant’s property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors.   Such insurance, with respect only to all tenant improvements, alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall name Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear.   Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount with no co- insurance.   Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months.

(d)       Workers’ Compensation in compliance with all applicable laws or as may be available on a voluntary basis.   Employer’s Liability must be at least in the amount of

$1,000,000 for bodily injury by accident for each employee, $1,000,000 for bodily injury by disease for each employee, and $1,000,000 bodily injury by disease for policy limit.

(e) Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Premises.  Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages.  Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water.  Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises.  Coverage shall be maintained with limits of not less than $2,000,000 per incident with a $4,000,000 policy aggregate and for a period of two (2) years thereafter.

(f)During all construction by Tenant at the Premises, with respect to tenant improvements being constructed and any alterations, insurance required in Exhibit A-1 of this Amendment must be in place.

1.2.      The insurance required of Tenant by this Exhibit shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall obtain for Landlord from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord. Landlord reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, on the date of expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, and Umbrella Liability insurance as required above shall name the Landlord, BioMed Realty, L.P., Massachusetts Institute of Technology, and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates, ground lessors, lenders, mortgagees and beneficiaries (collectively with Landlord, the “Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant. Tenant must disclose any self-insurance, including self- insurance retentions, to Landlord in writing in advance, which shall be subject to Landlord’s prior written approval in its sole discretion. If Tenant self-insures with Landlord’s prior written approval, Tenant is itself acting as though it were providing the insurance required under the provisions of this Lease, and Tenant shall pay those amounts due in lieu of insurance proceeds that would have been covered and payable if the insurance policies had been carried for such self-insured coverages, which amounts shall be treated as insurance proceeds for all purposes under this Lease.

1.3.      In each instance where insurance is to name the Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing  the Landlord Parties as additional insureds to (a) any ground lessor, lender, mortgagee, or beneficiary of Landlord holding a security interest in the Building or the Property, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Building or Property.

1.4.      Tenant   assumes   the   risk   of   damage   to   any   fixtures,   goods,   inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within the Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

1.5.      [Removed and reserved.]

1.6.      Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Property, and Tenant shall have thirty (30) days after notice thereof from Landlord to raise such limits.

1.7.      In addition to other insurance required by this Lease to be carried by Tenant, if Tenant sells, merchandises, transfers, gives away or exchanges alcoholic beverages in, upon or from any part of the Premises, then Tenant shall, at Tenant’s sole cost and expense, purchase and maintain in full force and effect during the Term host liquor liability insurance in form and substance satisfactory to Landlord, with total limits of liability for bodily injury, loss of means of support and property damage for each occurrence in an amount and with a carrier reasonably acceptable to Landlord, and otherwise in compliance with the general provisions of this Exhibit governing the provision of insurance by Tenant. Such policy shall name the Landlord Parties as additional insureds against any liability by virtue of applicable laws concerning the use, sale or giving away of alcoholic beverages. If at any time such insurance is for any reason not in force, then during all and any such times no selling, merchandising, transferring, giving away or exchanging of alcoholic beverages shall be conducted by Tenant in, upon or from any part of the Premises.

1.8.The provisions of this Exhibit shall survive the expiration or earlier termination of the Lease.

EXHIBIT A-1

TENANT WORK INSURANCE SCHEDULE

1.Types of Coverage.  Tenant shall maintain or cause Tenant’s contractors performing construction or renovation work (“Tenant Work”) to maintain such insurance as shall protect it from the claims set forth below that may arise out of or result from any Tenant Work, whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:
a.Commercial General Liability.  Commercial general liability insurance written on the ISO form CG 00 01 or equivalent, including products and completed operations, on an occurrence basis.  Such coverage shall apply to all Tenant Work done by Tenant’s contractors and subcontractors of all tiers and provide insurance against personal injury, wrongful death, and property damage (other than to the Tenant Work itself).  The policy shall include contractual liability coverage sufficient to address the obligations of the Lease and the Tenant Work.  This insurance policy shall include Landlord Parties as additional insureds with endorsements equivalent to ISO CG 20 10 04/13 for ongoing operations, and to ISO CG 20 37 04/13 for completed operations.  This policy shall be primary and noncontributory with respect to any other insurance available to an additional insured.  The policy shall include endorsement ISO CG 24 04 or its equivalent, a waiver of subrogation in favor of the Landlord Parties.  Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.  Coverage for completed operations must be maintained through the applicable statue of repose period following completion of the Tenant Work.
b.Business Automobile Liability Insurance.  Business Automobile Liability Insurance on an “occurrence” form covering any or all autos (including owned, hired, leased and non-owned vehicles) used by or on behalf of the insured, and providing insurance for bodily injury and property damage.  The policy shall include coverage for loading and unloading activities.  This policy shall include the Landlord Parties as additional insureds, with endorsements.
c.Workers’ Compensation and Employer’s Liability Insurance.  For all operations, Workers’ Compensation insurance in compliance with statutory limits for the Workers’ Compensation Laws of the state in which the Premises are located, and an Employer’s Liability limit of not less than $1,000,000 each accident.
d.Contractors’ Pollution Liability.  Contractors and subcontractors handling, removing or treating Hazardous Materials shall maintain pollution liability insurance.  Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage or environmental damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), contractual liability coverage to cover liability arising out of cleanup, removal, storage or handling of hazardous or toxic chemicals, materials or substances, or any other pollutants (including mold, asbestos or asbestos-containing materials); and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages.  Claims-made coverage is permitted, provided that the policy retroactive date is continuously maintained prior to the commencement of the Tenant Work.  This policy shall include the Landlord Parties as additional insureds, with endorsements.
e.Professional Liability (Errors and Omissions).  Contractors and subcontractors of any tier performing Tenant Work that includes any professional services, including design, architecture, engineering, testing, surveying or design/build services shall provide and maintain professional liability insurance.  Coverage shall be maintained following completion of the Tenant Work through the applicable statute of repose of the state in which the Premises are located.
2.Minimum Limits of Insurance. All coverage types as defined above to be procured by Tenant’s general contractor and designer for any Tenant Work shall be written for limits of insurance not less than:
Coverage	Cost of Work	Minimum Limits of Insurance
a. Commercial General Liability * Limits may be met by use of excess and/or umbrella liability insurance, provided that such coverage is at least as broad as the primary coverages required herein	<$200 million	$100 million per occurrence, general aggregate, and products and completed operations aggregate
	<$100 million	$50 million per occurrence, general aggregate, and products and completed operations aggregate
	<$50 million	$25 million per occurrence, general aggregate, and products and completed operations aggregate
	<$25 million	$10 million per occurrence, general aggregate, and products and completed operations aggregate
	<$10 million	$5 million per occurrence, general aggregate, and products and completed operations aggregate
	<$5 million	$2 million per occurrence, general aggregate, and products and completed operations aggregate
g. Commercial Automobile Liability * Limits may be met	≥$25 million	$25 million combined single limit
	<$25 million	$10 million combined single limit
	<$10 million	$5 million combined single limit
	<$5 million	$2 million combined single limit

Coverage	Cost of Work	Minimum Limits of Insurance
by use of excess and/or umbrella liability insurance, provided that such coverage is at least as broad as the primary coverages required herein
k. Workers’ Compensation	At all times	As required by Applicable Laws
l. Contractor’s Pollution Liability	At all times	$2 million per location and $4 million aggregate
m. Professional Liability (Errors and Omissions)	<$200 million	$10 million per project and in the aggregate
	<$75 million	$5 million per project and in the aggregate
	<$25 million	$2 million per project and $4 million aggregate
	<$10 million	$1 million per project and $2 million aggregate
3.Notice of Cancelation.  The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord.
4.Evidence of Insurance.  Certificates of insurance, including required endorsements showing such coverages to be in force, shall be provided to Landlord prior to the commencement of any Tenant Work and prior to each renewal.
5.Insurer Ratings.  The minimum A.M. Best’s rating of each insurer shall be A-VII.
6.Additional Insureds.  The policies shall name Landlord Parties as additional insureds to the extent required by the Lease or this Exhibit.
7.Waiver of Subrogation.  Tenant, contractors and subcontractors, and each of their respective insurers shall provide waivers of subrogation in favor of the Landlord Parties with respect to all insurance required by the Lease or this Exhibit.
8.Tenant’s Contractors.  Tenant shall require all other persons, firms and corporations engaged or employed by Tenant in connection with the performance of Tenant Work to carry and maintain coverages with limits not less than those required by this Exhibit.  Tenant’s contractors’ and subcontractors’ insurance compliance, including any coverage exceptions, shall be Tenant’s responsibility.  Tenant shall incorporate these insurance requirements by reference within any contract executed by Tenant and its contractors.  Tenant shall obtain and verify the accuracy of certificates of insurance evidencing required coverage prior to permitting its contractors, subcontractors (of any tier), suppliers and agents from performing any Tenant Work or services at the Premises.  Tenant shall furnish original certificates of insurance with additional insured endorsements from Tenant’s contractors, subcontractors (of any tier), suppliers and agents as evidence thereof, as Landlord may reasonably request.
9.No Limit of Liability.  It is expressly acknowledged and agreed that the insurance policies and limits required hereunder shall not limit the liability of Tenant or its contractors or subcontractors, and that Landlord makes no representation that these types or amounts of insurance are sufficient or adequate to protect Tenant or its contractors’ or subcontractors’ interests or liabilities, but are merely minimums.   Any insurance carried by Landlord shall be secondary and non-contributory to that carried by Tenant and/or its contractors or subcontractors.